UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 30, 2015 (October 26, 2015)

ENVISION HEALTHCARE HOLDINGS, INC.

(Exact name of each registrant as specified in its charter)

Delaware	001-36048	45-0832318
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Numbers)	Identification Nos.)

6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

(303) 495-1200

(Each registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 28, 2015, Envision Healthcare Corporation (the “Corporation”), an indirect wholly-owned subsidiary of Envision Healthcare Holdings, Inc. (the “Company”), entered into a Second Amendment to Credit Agreement (the “Term Loan Amendment”) among the Corporation, the incremental term loan lenders party thereto, Deutsche Bank AG New York Branch, as administrative agent and collateral agent (the “Administrative Agent”) and each of the other parties thereto, which amends the Credit Agreement, dated as of May 25, 2011, among the Corporation, the Administrative Agent, and the lenders from time to time party thereto (as amended, the “Term Loan Facility”).  The Term Loan Amendment provides for incremental term loans (the “Incremental Term Loans”) under the Term Loan Facility in an aggregate principal amount of $635 million.  The Incremental Term Loans have a seven-year maturity and were issued with 50 basis points of original issue discount and 6 month soft call protection at 101% of the principal amount of Incremental Term Loans outstanding.  The interest rate applicable to the Incremental Term Loans will be LIBOR plus an applicable margin equal to 3.25%. The Incremental Term Loans were otherwise issued with substantially the same terms as the Corporation’s term loans outstanding under the Term Loan Facility prior to the effectiveness of the Term Loan Amendment.  The proceeds of the Incremental Term Loans were used to fund the Company’s acquisition of WP Rocket Holdings Inc. (“Rural/Metro”) through its American Medical Response, Inc. healthcare transportation subsidiary, as discussed under Item 8.01 of this Current Report on Form 8-K, and pay related fees and expenses.

The foregoing description of the Term Loan Amendment is qualified in its entirety by reference to the complete terms and conditions of such agreement, filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 26, 2015, Thomas F. Bongiorno was appointed as Senior Vice President and Chief Accounting Officer of the Company.  Mr. Bongiorno will report to Randel G. Owen, the Company’s Chief Financial Officer and Chief Operating Officer.  Mr. Bongiorno, age 59, previously served as Vice President, Corporate Controller and Chief Accounting Officer at Quest Diagnostics Incorporated from June 2000 to August 2015. Mr. Bongiorno received a B.S. degree from the University of Delaware in Accounting and his MBA from Fordham University.

No arrangements exist between the Company and Mr. Bongiorno or any other person pursuant to which he was selected as an officer, nor are there any family relationships between Mr. Bongiorno and anyone serving as, or nominated to serve as, a director or executive officer of the Company.  There are no transactions in which Mr. Bongiorno has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The Company entered into an Employment Agreement with Mr. Bongiorno (the “Employment Agreement”) in connection with his appointment.  Mr. Bongiorno’s employment is terminable at any time by Mr. Bongiorno or the Company upon 90 days written notice.  Under the Employment Agreement, Mr. Bongiorno is entitled to annual base compensation, which will be reviewed annually, and is eligible to participate in the Company’s annual performance bonus plan.  If Mr. Bongiorno’s employment is terminated by the Company without cause, Mr. Bongiorno will be entitled to severance of base salary for eighteen months following his termination, and the portion of his annual performance bonus earned prior to termination, if any.  The foregoing description of the Employment Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Employment Agreement, which is attached as Exhibit 10.2 to this report and is incorporated herein by reference.

Item 8.01.  Other Events.

On October 28, 2015, AMR HoldCo, Inc., a Delaware corporation (“AMR”), an indirect wholly owned subsidiary of the Company, completed its previously announced acquisition of Rural/Metro, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) by and among AMR, Ranch Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Rural/Metro and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the initial holder representative.  As a result of the merger, Merger Sub merged with and into Rural/Metro (the “Merger”), with Rural/Metro surviving the merger as a wholly owned subsidiary of AMR.  The merger consideration paid by AMR was approximately $620 million in cash and was funded with the proceeds of the Incremental Term Loans, as discussed under Items 1.01 and 2.03 of this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description
10.1

Second Amendment to Credit Agreement, dated October 28, 2015, by and among the Company, the incremental term loan lenders party thereto, the Administrative Agent, and each of the other parties thereto.

10.2	Employment Agreement, dated October 30, 2015, between the Company and Thomas F. Bongiorno.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVISION HEALTHCARE HOLDINGS, INC.
(Registrant)

October 30, 2015	By:	/s/ Craig A. Wilson
Craig A. Wilson
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1

Second Amendment to Credit Agreement, dated October 28, 2015, by and among the Company, the incremental term loan lenders party thereto, the Administrative Agent, and each of the other parties thereto.

10.2	Employment Agreement, dated October 30, 2015, between the Company and Thomas F. Bongiorno.